Shareholder Information Agreement (the "Agreement")
         (Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

                  This Agreement is entered into as of the ____ day of _________________, 2007, by and between OppenheimerFunds Services ("OFS"), a division of OppenheimerFunds, Inc. ("Funds"), OppenheimerFunds Distributor, Inc. ("Distributor") (as referred together, OFS and Distributor are "Oppenheimer"), and Valley Forge Life Insurance Company (as successor by merger to Sage Life Assurance of America, Inc.) ("Intermediary") with an effective date of October 16, 2007.

WHEREAS, Distributor is the principal underwriter and distributor for the Funds;

WHEREAS, OFS is the transfer agent for the Funds;

WHEREAS, Prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, the Intermediary issues certain variable life insurance and variable annuity contracts (the "Contracts") that are supported by The Sage Variable Life Account A and The Sage Variable Annuity Account A (the "Separate Accounts");

WHEREAS, the Separate Accounts have been established by the Intermediary to invest assets attributable to the Contracts in shares of the Funds;

WHEREAS, the Intermediary purchases and redeems Shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Shareholder directions and the terms of the Contracts;

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2") requires Oppenheimer or the Funds to enter into a shareholder information agreement with each financial intermediary, as defined by Rule 22c-2, of the Funds;

WHEREAS, Funds has identified Intermediary as a financial intermediary of the Funds; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Oppenheimer and Intermediary hereby agree as follows:

1.       Definitions.

         1.1 The term "Fund" includes Oppenheimer and/ or the Funds. The term not does include any "excepted funds" as defined in Rule 22c-2(b).(1)

         1.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

         1.3 The term "Shareholder" means the owner of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

         1.4 The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of "dollar cost averaging" programs, Intermediary-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

         1.5 The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed:
                  (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary-approved asset allocation programs and automatic rebalancing programs;
                  (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or
                  (iv) as a result of payment of a death benefit from a Contract.

         1.6 The term "written" includes electronic writings and facsimile transmissions.

         2.1 Agreement to Provide Shareholder Information. Intermediary agrees to provide the Fund or its designee, upon written request from the Fund or Distributor, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")(2), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account(s), and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through one or more account(s) maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

         2.2 Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund or its designee will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         2.3 Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         2.4 Form and Timing of Response. Intermediary agrees to provide, promptly but not later than 10 business days after a request of the Fund or its designee, the requested information specified in section 2.1. above. If requested by the Fund or its designee Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in section 2.1. above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee promptly either: (i) provide (or arrange to have provided to the Fund, or its designee) the information set forth in section 2.1. above for those Shareholders who hold an account with an Indirect Intermediary, or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund and Intermediary. To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "Indirect Intermediary" has the same meaning as in Rule 22c-2.

         2.5 Limitations on Use of Information. The Fund agrees that the Fund and its designee will not use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3.1 Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate market timing or frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary in a mutually agreed upon format.



         3.2 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual
                  Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide (through the Fund or its designee) to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract owner that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

3.3 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

3.4 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.


4. Construction of the Agreement; Fund Participation Agreements. The Fund and Intermediary have entered into one or more Fund participation agreements ("Participation Agreements") between or among them for the purchase and redemption of Shares of the Fund by the Intermediary in connection with the Contracts. This Agreement amends those Participation Agreements. To the extent the terms of this Agreement directly conflict with the terms of a Participation Agreement, the terms of this Agreement shall control.


5. Termination. This Agreement will terminate upon Intermediary ceasing to be a financial intermediary with respect to the Funds under Rule 22c-2.


6. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a Shareholder's TIN, ITIN, or GII or the specific individual
         Contract owner number or participant account number associated with the Shareholder provided to the Fund or its designee in response to a request for Shareholder information pursuant to the terms of this Agreement.


7. Force Majeure. Fund, Fund's designee, and Intermediary are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of Fund, Fund's designee, and Intermediary including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

         VALLEY FORGE LIFE INSURANCE COMPANY


                  By:____________________________________________

                  Name:_________________________________________

                  Title: __________________________________________

                  Date:_________________________________________


         OPPENHEIMERFUNDS SERVICES (a division of OppenheimerFunds, Inc.)

                  By:____________________________________________

                                    Susan Cornwell

                                    Senior Vice President

                  Date:___________________________________________



         OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                  By:____________________________________________

                                    Richard Knott

                                    President

                  Date:___________________________________________







(1) As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.


(2) According to the IRS' website, the ITIN refers to the Individual
Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number from the Social Security Administration. Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.